AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SYNAPTICS INCORPORATED

(Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware)
Synaptics Incorporated, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”),
DOES HEREBY CERTIFY:
1.    That the name of this corporation is Synaptics Incorporated, and that this corporation was originally incorporated pursuant to the DGCL on January 7, 2002.
2.    That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the approval of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:
RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:
FIRST: The name of the corporation is Synaptics Incorporated (the “Corporation”).
SECOND: The registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent is The Corporation Trust Company.
THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the “DGCL”).
FOURTH: The Corporation shall be authorized to issue two classes of shares of capital stock, to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of Common Stock and Preferred Stock that the Corporation shall have authority to issue is one hundred thirty million (130,000,000) of which one hundred twenty million (120,000,000) shares shall be Common Stock and ten million (10,000,000) shall be Preferred Stock. The par value of the shares of Common Stock is one-tenth of one cent ($.001) per share. The par value of the shares of Preferred Stock is one-tenth of one cent ($.001) per share.
The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations, or restrictions thereof, including, but not limited to, the fixing or alteration of the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of shares of Preferred Stock, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of the shares of that series, but not below the number of shares of that series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status they had prior to the adoption of the resolution originally fixing the number of shares of that series.

FIFTH: The size of the Board of Directors may be increased or decreased in the manner provided in the Bylaws of the Corporation.
All corporate powers of the Corporation shall be exercised by or under the direction of the Board of Directors except as otherwise provided herein or by law.
Until the election of directors at the 2025 annual meeting of stockholders of the Corporation, the Board of Directors (other than those directors elected by the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of Article FOURTH hereof) shall be divided into three classes: Class I, Class II, and Class III. Each director elected prior to the 2024 annual meeting of stockholders shall be elected for a term expiring on the date of the third annual meeting of stockholders following the annual meeting at which the director was elected. Each director elected at the 2024 annual meeting of stockholders shall be elected for a one-year term expiring at the 2025 annual meeting of stockholders. Each director elected at the 2025 annual meeting of stockholders shall be elected for a one-year term expiring at the 2026 annual meeting of stockholders. At the 2026 annual meeting of stockholders and each annual meeting of stockholders thereafter, all directors shall be elected for a one-year term expiring at the next annual meeting of stockholders. Any director’s death, resignation, disqualification, or removal shall result in the elimination of any classification of the seat previously held by such director, and any director chosen to fill such vacancy or a newly-created directorship shall hold office for a term expiring at the next annual meeting of stockholders.
Notwithstanding any of the forgoing provisions of this Article FIFTH, each director shall serve until such director’s term has expired and such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification, or removal.
Subject to the rights of the holders of any series of Preferred Stock then outstanding, directors may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least sixty six and two-thirds percent (66-2/3%) of the combined voting power of the then outstanding shares of all classes and series of stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), voting together as a single class (it being understood that for the purposes of this Article FIFTH, each share of Voting Stock shall have the number of votes granted to it in accordance with Article FOURTH of this Certificate of Incorporation). No decrease in the authorized number of directors constituting the Board shall shorten the term of any incumbent director.
Notwithstanding anything contained in this Certificate of Incorporation to the contrary, and in addition to any other vote required by law, the affirmative vote of not less than sixty-six and two-thirds percent (66-2/3%) of the combined voting power of the Voting Stock, voting together as a single class, shall be required to alter, amend, repeal, or adopt any provision inconsistent with this Article FIFTH.
SIXTH: Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.
SEVENTH: A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. Any repeal or modification of this Article shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.
EIGHTH: Subject to the power of the stockholders of the Corporation to adopt, amend, or repeal any Bylaw made by the Board of Directors, the Board of Directors is expressly authorized and empowered to adopt, amend or repeal the Bylaws of the Corporation. The Bylaws of the Corporation shall not be made, repealed, altered, amended, or rescinded by the stockholders of the Corporation except at an annual or special meeting of stockholders by the vote, in addition to any other vote required by law, of the holders of record of not less than sixty- six and two-thirds percent (66-2/3%) of the Voting Stock, considered for purposes of this Article EIGHTH as one class.

NINTH: Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Board of Directors or by a committee of the Board of Directors that has been duly designated by the Board of Directors and whose powers and authority, as provided in a resolution of the Board of Directors or in the bylaws of the Corporation, include the power to call such meetings. Special meetings of the stockholders of the Corporation may not be called by any other person or persons.
TENTH: No action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders.
ELEVENTH: The Board of Directors, when evaluating any (a) tender offer or invitation for tenders, or proposal to make a tender offer or request or invitation for tenders, by another party, for any equity security of the Corporation or (b) proposal or offer by another party to (i) merge or consolidate the Corporation or any subsidiary of the Corporation with another corporation, (ii) purchase or otherwise acquire all or a substantial portion of the properties or assets of the Corporation or any subsidiary thereof, or sell or otherwise dispose of to the Corporation or any subsidiary thereof all or a substantial portion of the properties or assets of such other party or (iii) liquidate, dissolve, reclassify the securities of, declare an extraordinary dividend of, recapitalize or reorganize the Corporation, shall take into account all factors that the Board of Directors deems relevant, including, without limitation, to the extent so deemed relevant, the potential impact on employees, customers, suppliers, partners, joint venturers and other constituents of the Corporation and the communities in which the Corporation operates.
TWELFTH: The provisions set forth in this Article TWELFTH and in Article FIFTH (dealing with removal of directors), EIGHTH (dealing with the alteration of Bylaws by the stockholders), NINTH (dealing with special meetings of the stockholders), and TENTH (dealing with written consent of stockholders) herein may not be repealed or amended in any respect, and no article imposing cumulative voting in the election of directors may be added, unless such action is approved by the affirmative vote of not less than sixty-six and two-thirds percent (66-2/3%) of the Voting Stock, considered for purposes of this Article TWELFTH as one class. The voting requirements contained in Article FIFTH, Article EIGHTH and this Article TWELFTH shall be in addition to the voting requirements imposed by law, other provisions of this Certificate of Incorporation, or any certificate of designation providing for the creation and issuance of Preferred Stock preferences in favor of certain classes or series of classes of shares of the Corporation.
THIRTEENTH: The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article.
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3.    That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with the DGCL.
4.    That this Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the DGCL.
[Signature Page Follows]

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this October day of 24th, 2023.
By: /s/ Michael Hurlston
Michael Hurlston
Chief Executive Officer

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